Exhibit 99.1

FOR IMMEDIATE RELEASE

MARTIN MARIETTA ANNOUNCES ACQUISITION OF BLUEGRASS MATERIALS

Enhances Aggregates-Led Position in Strategic, High-Growth Southeastern and Mid-Atlantic Regions

Transaction Expected to be Accretive to Earnings Per Share and Cash Flow in First Full Year

RALEIGH, N.C. and JACKSONVILLE, FL (June 26, 2017) – Martin Marietta Materials, Inc. (NYSE: MLM) and Bluegrass Materials Company today announced that they have entered into a definitive agreement under which Martin Marietta will acquire Bluegrass for $1.625 billion in cash.

Bluegrass is the largest privately-held, pure-play aggregates company in the United States, with a portfolio of more than 125 years of strategically-located, high-quality reserves.  Bluegrass operates 23 active sites across Georgia, South Carolina, Maryland, Kentucky and Tennessee, generating consolidated EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) margins that are consistent with those in Martin Marietta’s Southeast and Mid-Atlantic Divisions that the Company views as best-in-class.

Bluegrass’ Georgia and South Carolina operations complement Martin Marietta’s existing southeastern footprint while expanding the range of products that can be provided to both new and existing customers.  As the leading aggregates producer in Maryland, Bluegrass will provide Martin Marietta with a strategic new growth platform within the southern portion of the Northeast Megaregion, serving the Baltimore, Frederick, Hagerstown and Maryland Eastern Shore metropolitan areas as well as Delaware.  With aggregates shipments currently 20% to 30% below peak levels, all of these markets are expected to benefit from the accelerating economic recovery in the eastern United States.  Additionally, Bluegrass has leading positions in Bowling Green and eastern Kentucky and an attractive position in Tennessee.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “The acquisition of Bluegrass directly aligns with our long-term strategic growth plan.  Bluegrass’ strategic assets, combined with the depth and strength of its personnel, are a natural fit with Martin Marietta. Through its significant operational investments, Bluegrass has achieved leading positions in some of the nation’s highest growth markets while maintaining an impressive cost profile.”

Mr. Nye continued, “The culture and values of both companies are closely aligned, and we look forward to welcoming Bluegrass to the Martin Marietta team.  Working together, we will continue to achieve growth, operational excellence and cost discipline to deliver significant value for shareholders.”

Ted Baker II, CEO of Bluegrass, said, “We ran a thorough, competitive process and we are pleased to partner with Martin Marietta, an industry leader with strong values and a distinguished safety record.  My family and I thank our company’s dedicated employees, along with our current partners, Lindsay Goldberg and Bluewater Worldwide, for their investment and meaningful support over the years.”

Martin Marietta expects annual run-rate cost savings of approximately $15 million. Including synergies, the purchase price represents a multiple that is in-line with recently completed aggregates transactions.  Martin Marietta expects the transaction to be accretive to earnings per share and cash flow in the first full year.

The transaction is expected to close in the fourth quarter of 2017, subject to regulatory approvals and other customary closing conditions.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 26 states, Canada, and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information,  visit www.martinmarietta.com or www.magnesiaspecialties.com.

About Bluegrass Materials Company

Bluegrass Materials Company, LLC is a wholly owned subsidiary of Panadero Aggregates Holdings, LLC (“Panadero”). Panadero was formed in 2010 as a partnership between John D. Baker II and Ted Baker II, formerly of Florida Rock Industries, Lindsay Goldberg LLC, and Bluewater Worldwide LLC, to acquire, develop and operate aggregates and other related construction materials businesses.

About Lindsay Goldberg LLC

Lindsay Goldberg is a private investment firm with approximately $13 billion of equity capital that focuses on partnering with family-owned and entrepreneur-led businesses seeking a partner to help actively build their businesses. For more information about Lindsay Goldberg, please visit www.lindsaygoldbergllc.com.

Forward Looking Statements

This release contains statements which, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of federal securities law.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, and are based on assumptions that we believe in good faith are reasonable at the time the statements are made, but which may be materially different from actual results.  Investors can identify these statements by the fact that they do not relate only to historic or current facts.  The words “may”, “will”, “could”, “should”, “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “outlook”, “plan”, “project”, “scheduled” and similar expressions in connection with future events or future operating or financial performance are intended to identify forward-looking statements.  Any or all of Martin Marietta’s forward-looking statements in this release may turn out to be wrong.

Statements and assumptions on future revenues, income and cash flows, performance, economic trends, the outcome of litigation, regulatory compliance and environmental remediation cost estimates are examples of forward-looking statements.  Numerous factors could affect our forward-looking statements and actual performance.  In addition, other risks and uncertainties not presently known to us or that we currently consider immaterial could affect the accuracy of our forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

You should consider these forward-looking statements in light of risk factors discussed in our annual report on Form 10-K for the year ended December 31, 2016, our current report on Form 8-K filed on May 12, 2017 and other periodic filings made with the SEC.  All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

Investor Contact:

Dana Guzzo
Senior Vice President, Chief Accounting Officer and Controller
(919) 783-4540
Dana.Guzzo@martinmarietta.com